CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$5,882,000	$683.49

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated October 22, 2014 (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Index Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$5,882,000

Callable Contingent Payment Notes due October 27, 2016

Linked to the Lesser Return of the Industrial Select Sector SPDR® Fund and

the Technology Select Sector SPDR® Fund

Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	October 22, 2014

Issue Date:	October 27, 2014

Final Valuation Date:*	October 24, 2016

Observation Dates:*	January 22, 2015, April 22, 2015, July 22, 2015, October 22, 2015, January 22, 2016, April 22, 2016, July 22, 2016 and the Final Valuation Date.

Maturity Date:*	October 27, 2016

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Assets:	The Industrial Select Sector SPDR® Fund (the “Industrials ETF”) and the Technology Select Sector SPDR® Fund (the “Technology ETF”)

Reference Asset	Bloomberg Ticker	Initial Price	Barrier Price	Coupon Barrier Price
Industrials ETF	XLI UP <Equity>	$52.09	$33.86	$33.86
Technology ETF	XLK UP <Equity>	$38.48	$25.01	$25.01

Each of the Industrials ETF and the Technology ETF are referred to in this pricing supplement as a “Reference Asset” and collectively as the “Reference Assets”.

Payment at Maturity:

If you hold your Notes to maturity, and if your Notes are not early redeemed by us pursuant to the “Early Redemption at the Option of the Issuer” provisions described below, you will receive (subject to our credit risk) on the Maturity Date, in addition to any Contingent Coupon that may be due on such date, a payment per $1,000 principal amount Note that you hold determined as follows:

•     If the Final Price of the Lesser Performing Reference Asset is greater than or equal to its Barrier Price, $1,000 per $1,000 principal amount Note that you hold.

•     If the Final Price of the Lesser Performing Reference Asset is less than its Barrier Price, an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

If your Notes are not redeemed by us prior to maturity, and if the Final Price of the Lesser Performing Reference Asset is less than its Barrier Price, your Notes will be fully exposed to any such decline and you will lose some or all of your investment in the Notes. The payment at maturity will be based solely on the Reference Asset Return of the Lesser Performing Reference Asset and the performances of the other Reference Assets will not be taken into account for purposes of calculating any payment due at maturity under the Notes.

Any payments due on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	1.00%	99.00%
Total	$5,882,000	$5,882,000	$58,820	$5,823,180

(1)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $987.80 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-4 of this pricing supplement.
(2)	Barclays Capital Inc. will receive commissions from the Issuer equal to 1.00% of the principal amount of the notes, or $10.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Notes and hold such Notes for investment for a period of at least 30 days. Accordingly, the total principal amount of the Notes may include a portion that was not purchased by investors on the Issue Date. Any unsold portion held by our affiliate(s) may affect the supply of Notes available for secondary trading and, therefore, could adversely affect the price of the Notes in the secondary market. Circumstances may occur in which our interest or those of our affiliates could be in conflict with your interests.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-4 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Contingent Coupon:

The Contingent Coupon is equal to $14.50 per $1,000 principal amount note, which is 1.45% of the principal amount per Note (5.80% per annum).

If the Closing Price of each Reference Asset on any Observation Date is equal to or greater than their respective Coupon Barrier Prices, Barclays Bank PLC will pay you the Contingent Coupon applicable to such Observation Date on the related Contingent Coupon Payment Date.

If the Closing Price of either Reference Asset is less than its Coupon Barrier Price on any Observation Date, the Contingent Coupon applicable to such Observation Date will not accrue or be payable and Barclays Bank PLC will not make any payment to you on the related Contingent Coupon Payment Date.

Contingent Coupon Payment Dates:*	With respect to any Observation Date, the fifth Business Day after such Observation Date, provided that the Contingent Coupon Payment Date with respect to the Final Valuation Date will be the Maturity Date.

Early Redemption at the Option of the Issuer:	We may redeem your Notes (in whole but not in part) at our sole discretion without your consent at the Redemption Price set forth below on any Contingent Coupon Payment Date, beginning with the Contingent Coupon Payment Date following the Observation Date scheduled to occur on October 22, 2015, provided that we give at least five Business Days’ prior written notice to the trustee. If we exercise our redemption option, the Contingent Coupon Payment Date on which we exercise such option will be referred to as the “Early Redemption Date”.

Redemption Price:	A cash payment equal to $1,000 per $1,000 principal amount Note that you hold, together with any Contingent Coupon that may be due on the applicable Early Redemption Date.

Closing Price:

With respect to a Reference Asset, on any day, the official price per share of that Reference Asset published at the regular weekday close of trading on that day as displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing price per share of a Reference Asset will be based on the alternate calculation of the Reference Asset as described in “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

Coupon Barrier Price:	With respect to a Reference Asset, 65.00% of its Initial Price (rounded to the nearest cent), as set forth in the table above.

Barrier Price:	With respect to a Reference Asset, 65.00% of its Initial Price (rounded to the nearest cent), as set forth in the table above.

Reference Asset Business Day:

A day that is a scheduled trading day with respect to each Reference Asset on which no Market Disruption Event occurs or is continuing with respect to either Reference Asset

The term “scheduled trading day”, with respect to each Reference Asset, has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the accompanying prospectus supplement.

Lesser Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth below.

Reference Asset Return:	With respect to each Reference Asset the performance of such Reference Asset from its Initial Price to its Final Price, calculated as follows: Final Price – Initial Price Initial Price

Initial Price:	With respect to a Reference Asset, the Closing Price on the Initial Valuation Date, as set forth in the table above.

Final Price:	With respect to a Reference Asset, the Closing Price on the Final Valuation Date.

Calculation Agent:	Barclays Bank PLC

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	06741ULD4 / US06741ULD45

*	Subject to postponement, as described under “Selected Purchase Considerations—Market Disruption Events” in this pricing supplement.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Index Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON A SINGLE CONTINGENT COUPON PAYMENT DATE

The following examples demonstrate the circumstances under which you may receive a Contingent Coupon on a hypothetical Contingent Coupon Payment Date. The numbers appearing in these tables are purely hypothetical and are provided for illustrative purposes only. These examples do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

•	Hypothetical Initial Price for each Reference Asset: $100.00*

•	Hypothetical Coupon Barrier Price for each Reference Asset: $65.00*

•	Contingent Coupon: 1.45% of the principal amount per Note (5.80% per annum)

*	The hypothetical Initial Price of $100.00 and the hypothetical Coupon Barrier Price of $65.00 for each Reference Asset have been chosen for illustrative purposes only. The actual Initial Price for each Reference Asset is equal to its Closing Price on the Initial Valuation Date and the actual Coupon Barrier Price for each Reference Asset is equal to 65.00% of its actual Initial Price, as set forth on the cover page of this pricing supplement.

For more information about recent prices of each Reference Asset, please see “Information Regarding the Reference Assets” below.

Example 1: The Closing Price of each Reference Asset is greater than its Coupon Barrier Price on the relevant Observation Date.

Reference Asset	Closing Price on Relevant Observation Date
Industrials ETF	$85.00
Technology ETF	$105.00

Because the Closing Price of each Reference Asset is greater than its respective Coupon Barrier Price, you will receive a Contingent Coupon of $14.50, or 1.45% of the principal amount of your Notes, on the related Contingent Coupon Payment Date.

Example 2: The Closing Price of one Reference is greater than its Coupon Barrier Price on the relevant Observation Date and the Closing Price of the other Reference Asset is less than its Coupon Barrier Price.

Reference Asset	Closing Price on Relevant Observation Date
Industrials ETF	$105.00
Technology ETF	$55.00

Because the Closing Price of at least one Reference Asset is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Example 3: The Closing Price of each Reference is less than its Coupon Barrier Price on the relevant Observation Date.

Reference Asset	Closing Price on Relevant Observation Date
Industrials ETF	$55.00
Technology ETF	$45.00

Because the Closing Price of at least one Reference Asset is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Examples 2 and 3 demonstrate that you may not receive a Contingent Coupon on a Contingent Coupon Payment Date. If the Closing Price of at least one Reference Asset is below its Coupon Barrier Price on each Observation Date, you will not receive any Contingent Coupons during the term of your Notes.

HYPOTHETICAL EXAMPLES OF CONTINGENT COUPON PAYMENTS DURING THE TERM OF THE NOTES

The following examples are purely hypothetical and are provided for illustrative purposes only. These examples are intended to illustrate the amount of Contingent Coupons that you may receive over the term of the Notes under various circumstances. The following examples do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

•	Contingent Coupon: 1.45% of the principal amount per Note (5.80% per annum)

•	You hold your Notes to maturity and we do NOT exercise our option to redeem your Notes prior to maturity

Example 1: The Closing Price of at least one Reference Asset is less than the Coupon Barrier Price on some Observation Dates. The Closing Price of each Reference Asset is greater than their respective Coupon Barrier Prices on other Observation Dates.

Observation Date	Is the Closing Price of Either Reference Asset Less Than its Coupon Barrier Price?	Is a Contingent Coupon Due on the Related Contingent Coupon Payment Date?	Contingent Coupon Payment (per $1,000 principal amount)
First	No	Yes	$14.50
Second	Yes	No	$0.00
Third	Yes	No	$0.00
Fourth	No	Yes	$14.50
Fifth	Yes	No	$0.00
Sixth	No	Yes	$14.50
Seventh	Yes	No	$0.00
Eighth (Final Valuation Date)	No	Yes	$14.50

The total amount of Contingent Coupons that you receive during the term of the Notes is $58.00 per $1,000 principal amount Note that you hold. This example demonstrates that you will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Price of each Reference Asset is equal to or greater than its Coupon Barrier Price on the related Observation Date.

Example 2: The Closing Price of each Reference Asset on each Observation Date is equal to or greater than its respective Coupon Barrier Price.

Observation Date	Is the Closing Price of Either Reference Asset Less Than its Coupon Barrier Price?	Is a Contingent Coupon Due on the Related Contingent Coupon Payment Date?	Contingent Coupon Payment (per $1,000 principal amount)
First	No	Yes	$14.50
Second	No	Yes	$14.50
Third	No	Yes	$14.50
Fourth	No	Yes	$14.50
Fifth	No	Yes	$14.50
Sixth	No	Yes	$14.50
Seventh	No	Yes	$14.50
Eighth (Final Valuation Date)	No	Yes	$14.50

The total amount of Contingent Coupons that you receive during the term of the Notes is $116.00 per $1,000 principal amount Note that you hold. This example demonstrates the maximum possible return that you may earn on their Notes.

Example 3: The Closing Price of at least one Reference Asset is less than its Coupon Barrier Price on each Observation Date.

Observation Date	Is the Closing Price of Either Reference Asset Less Than its Coupon Barrier Price?	Is a Contingent Coupon Due on the Related Contingent Coupon Payment Date?	Contingent Coupon Payment (per $1,000 principal amount)
First	Yes	No	$0.00
Second	Yes	No	$0.00
Third	Yes	No	$0.00
Fourth	Yes	No	$0.00
Fifth	Yes	No	$0.00
Sixth	Yes	No	$0.00
Seventh	Yes	No	$0.00
Eighth (Final Valuation Date)	Yes	No	$0.00

The total amount of Contingent Coupons that you receive during the term of the Notes is $0.00. This example demonstrates that you may not receive any Contingent Coupons during the term of the Notes.

The examples above relate solely to the Contingent Coupon payments that you may receive during the term of the Notes and do not relate to the payment that you may receive at maturity. Regardless of any Contingent Coupons that you may receive during the term of the Notes, you may also lose some or all of the principal amount of your Notes, as described on the cover page of this pricing supplement.

For examples of the payment that you may receive at maturity, please see “Hypothetical Examples of Amounts Payable at Maturity” below.

HYPOTHETICAL PAYMENT AT MATURITY CALCULATIONS

The following table illustrates a hypothetical range of payments that you may receive at maturity (excluding the final Contingent Coupon payment that may be due on the Notes) assuming a range of Reference Asset Returns for the Reference Assets. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following examples do not take into account any tax consequences from investing in the Notes. These examples also make the following key assumptions:

•	Hypothetical Initial Price of each Reference Asset: $100.00*

•	Hypothetical Coupon Barrier Price for each Reference Asset: 65.00*

•	Contingent Coupon: 1.45% of the principal amount per Note (5.80% per annum)

*	The hypothetical Initial Price of $100.00 and the hypothetical Coupon Barrier Price of $65.00 for each Reference Asset have been chosen for illustrative purposes only, as described above under “Hypothetical Examples of Amounts Payable on a Single Contingent Coupon Payment Date”.

For more information about recent prices and levels of each Reference Asset, please see “Information Regarding the Reference Assets” below.

The following table illustrates the hypothetical payments at maturity assuming a range of performances for the Reference Assets:

Final Price of Industrials ETF	Final Price of Technology ETF	Reference Asset Return of Industrials ETF	Reference Asset Return of Technology ETF	Reference Return of Lesser Performing Reference Asset	Payment at Maturity* (Not including any Contingent Coupon)
$200.00	$205.00	100.00%	105.00%	100.00%	$1,000.00
$195.00	$190.00	95.00%	90.00%	90.00%	$1,000.00
$180.00	$185.00	80.00%	85.00%	80.00%	$1,000.00
$175.00	$170.00	75.00%	70.00%	70.00%	$1,000.00
$160.00	$165.00	60.00%	65.00%	60.00%	$1,000.00
$155.00	$150.00	55.00%	50.00%	50.00%	$1,000.00
$140.00	$145.00	40.00%	45.00%	40.00%	$1,000.00
$135.00	$130.00	35.00%	30.00%	30.00%	$1,000.00
$120.00	$125.00	20.00%	25.00%	20.00%	$1,000.00
$112.00	$110.00	12.00%	10.00%	10.00%	$1,000.00
$100.00	$100.00	0.00%	0.00%	0.00%	$1,000.00
$105.00	$90.00	5.00%	-10.00%	-10.00%	$1,000.00
$80.00	$102.00	-20.00%	2.00%	-20.00%	$1,000.00
$70.00	$80.00	-30.00%	-20.00%	-30.00%	$1,000.00
$65.00	$110.00	-35.00%	10.00%	-35.00%	$1,000.00
$60.00	$80.00	-40.00%	-20.00%	-40.00%	$600.00
$105.00	$50.00	5.00%	-50.00%	-50.00%	$500.00
$40.00	$80.00	-60.00%	-20.00%	-60.00%	$400.00
$115.00	$30.00	15.00%	-70.00%	-70.00%	$300.00
$20.00	$70.00	-80.00%	-30.00%	-80.00%	$200.00
$102.00	$10.00	2.00%	-90.00%	-90.00%	$100.00
$0.00	$40.00	-100.00%	-60.00%	-100.00%	$0.00

*	per $1,000 principal amount Note

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Final Price of the Industrials ETF is $112.00 and the Final Price of the Technology ETF is $110.00.

Because the Reference Asset Return of the Technology ETF is the lower than the Reference Asset Return of the Industrials ETF, the Technology ETF is the Lesser Performing Reference Asset. Because the Final Price of the Lesser Performing Reference Asset is greater than its Initial Price (and, accordingly, greater than its Barrier Price), the investor receives a cash payment of $1,000 per $1,000 principal amount Note that they hold.

Example 2: The Final Price of the Industrials ETF is $70.00 and the Final Price of the Technology ETF is $80.00.

Because the Reference Asset Return of the Industrials ETF is the lower than the Reference Asset Return of the Technology ETF, the Industrials ETF is the Lesser Performing Reference Asset. Because the Final Price of the Lesser Performing Reference Asset is greater than its Barrier Price, the investor receives a cash payment of $1,000 per $1,000 principal amount Note that they hold.

Example 3: The Final Price of the Industrials ETF is $40.00 and the Final Price of the Technology ETF is $80.00.

Because the Reference Asset Return of the Industrials ETF is lower than the Reference Asset Return of Technology ETF, the Industrials ETF is the Lesser Performing Reference Asset. Because the Final Price of the Lesser Performing Reference Asset is less than its respective Barrier Price, the investor receives a payment at maturity of $400.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

$1,000 + [$1,000 × -60.00%] = $400.00

SELECTED PURCHASE CONSIDERATIONS

•	Reference Asset Business Days and Market Disruption Events—The Observation Dates (including the Final Valuation Date), the Contingent Coupon Payment Dates, the Maturity Date and the payment at maturity are subject to adjustment in the event that a scheduled Observation Date is not a Reference Asset Business Day.

If the Calculation Agent determines that an Observation Date is not a Reference Asset Business Day, the relevant Observation Date will be postponed. If such postponement occurs, the Closing Prices of the Reference Assets shall be determined using the Closing Prices on the first following Reference Asset Business Day. In no event, however, will an Observation Date be postponed by more than five Reference Asset Business Days (or days that would have been Reference Asset Business Days but for the occurrence of a Market Disruption Event with respect to a Reference Asset on such day). If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of any Reference Asset on such fifth day, the Calculation Agent will determine the Closing Price of any Reference Asset unaffected by such Market Disruption Event using the Closing Price on such fifth day, and will make an estimate of the Closing Price of any Reference Asset affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event.

In the event that an Observation Date (other than the Final Valuation Date) is postponed, the applicable Contingent Coupon Payment Date will be the fifth Business Day following the relevant Observation Date, as postponed. If the final Observation Date (the Final Valuation Date) is postponed, the Maturity Date will be postponed by the same number of business days from but excluding the originally scheduled Final Valuation Date to and including the originally scheduled Maturity Date.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five Reference Asset Business Days (or days that would have been Reference Asset Business Days but for the occurrence of a Market Disruption Event), as described above.

For a description of what constitutes a Market Disruption Event with respect to either Reference Asset, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the accompanying prospectus supplement.

•	Adjustments to the Reference Assets and the Notes—For a description of adjustments that may affect the Reference Assets and the Notes, see “Reference Assets— Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds—Adjustments Affecting Securities Linked to More than One Reference Asset, at Least One of Which is an Exchange-Traded Fund” in the accompanying prospectus supplement.

•	Downside Exposure to the Industrials ETF and the Technology ETF—The Industrials ETF and the Technology ETF are exchange-traded funds that seek investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the industrial sector and the technology sector, respectively. For more information about the Reference Assets, please see “Information Regarding the Reference Assets” below.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing derivative contract with respect to the Reference Assets.

If your Notes are properly treated as a contingent income-bearing derivative contract, you will likely be taxed on any Contingent Coupons you receive on the Notes as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. In addition, you should recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time and your tax basis in the Notes. Except as described below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year. However, it is possible that you should recognize ordinary income upon the sale of your Notes to the extent of the portion of the sale proceeds that relates to accrued Contingent Coupons that you have not yet included in ordinary income. Any character mismatch arising from your inclusion of ordinary income in respect of any Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the Contingent Coupons (if any) that are paid on the Notes. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Assets that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes and the Contingent Coupons to be paid on the Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Contingent Coupons at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Contingent Coupons it pays to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.” The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which would, if finalized in their current form, impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the proposed regulations refer to as “specified ELIs”) that are owned by non-U.S. holders. According to a notice issued by the Internal Revenue Service on March 4, 2014, the Internal Revenue Service intends to issue regulations providing that the term “specified ELI” will exclude any instrument issued prior to 90 days after the date when the proposed regulations under Section 871(m) are finalized. Accordingly, we anticipate that non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Internal Revenue Code.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Assets or the underlying components of the Reference Assets. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise);

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”; and

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”.

In addition to the risks described above, you should consider the following:

•	Your Investment in the Notes May Result in a Loss; No Principal Protection—The Notes do not guarantee any return of principal. The payment at maturity depends on whether the Final Price of the Lesser Performing Reference Asset is less than its respective Barrier Price. If the Final Price of the Lesser Performing Reference Asset is less than its Barrier Price, your Notes will be fully exposed to the decline of such Reference Asset from its Initial Value to its Final Price and you will lose some or all of your principal. You may lose up to 100% of your investment in the Notes.

•	Potential Return Limited to the Contingent Coupons—The positive return on the Notes is limited to the Contingent Coupons, if any, that may be due during the term of the Notes. You will not participate in any appreciation in the value of either Reference Asset and you will not receive more than the principal amount of your Notes at maturity (plus a Contingent Coupon if one is due in respect of the Final Valuation Date) even if the Reference Asset Return of one or both Reference Assets is positive.

•	You May Not Receive any Contingent Coupon Payments on the Notes—You will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Price of each Reference Asset on the related Observation Date is equal to or greater than its respective Coupon Barrier Price. If the Closing Price of either Reference Asset on an Observation Date is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Price of at least one Reference Asset is less than its respective Coupon Barrier Price on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

•	If Your Notes are not Redeemed by Us Prior to Maturity, the Payment at Maturity is not Based on the Price of Level of any Reference Asset at any Time Other than the Closing Price of the Lesser Performing Reference Asset on the Final Valuation Date—The Final Prices and Reference Asset Returns of the Reference Assets (and, accordingly, the Reference Asset Return of the Lesser Performing Reference Asset) will be based solely on the Closing Prices of the Reference Assets on the Final Valuation Date. Accordingly, if the price of the Lesser Performing Reference Asset dropped precipitously on the Final Valuation Date, the payment at maturity that you will receive, if any, will be significantly less than it would have been had your payment at maturity been linked to the price of such Reference Asset at a time prior to such drop.

If your Notes are not called prior to maturity, your payment at maturity will be based solely on the Reference Asset Return of the Lesser Performing Reference Asset. If the Final Price of the Lesser Performing Reference Asset is less than the Barrier Price applicable to such Reference Asset, you will lose some or all of your investment in the Notes. Your losses will not be limited in any way by virtue of the Reference Asset Return of the other Reference Asset being higher than the Reference Asset Return of the Lesser Performing Reference Asset.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, we may redeem your Notes (in whole but not in part) at our sole discretion without your consent at the Redemption Price on any Contingent Coupon Payment Date, beginning with the Contingent Coupon Payment Date following the Observation Date scheduled to occur on October 22, 2015. As such, the term of the Notes may be as short as approximately one year.

The Redemption Price that you receive on any Early Redemption Date, together with any Contingent Coupons that you may have received on prior Contingent Coupon Payment Dates, may be less than aggregate amount of payments that you would have received had you held your Notes to the scheduled maturity. You may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No additional payments will be due after the Early Redemption Date. Our right to redeem the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold. Our election to redeem the Notes may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes.

•	Holding the Notes is not the Same as Owning Directly the Reference Assets, or the Underlying Constituents of the Reference Assets; No Dividend Payments or Voting Rights—Holding the Notes is not the same as investing directly in either of the Reference Assets or the underlying constituents of the Reference Assets or their underlying indices. The return on your Notes will not reflect the return you would realize if you actually purchased the Reference Assets or underlying constituents of the Reference Assets. As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of either Reference Asset would have.

•	Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the index supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. The historical correlation between Reference Assets is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any of the Reference Assets.

•	Certain Features of Exchange-Traded Funds Will Impact the Value of each Reference Asset and the Value of the Notes:

•	Management risk. This is the risk that the respective investment strategies for the Reference Assets, the implementation of which is subject to a number of constraints, may not produce the intended results. An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices. However, because the Reference Assets are not “actively” managed, they generally do not take defensive positions in declining markets or would not sell a security because the security’s issuer was in financial trouble. Therefore, the performance of the either Reference Asset could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

•	Derivatives risk. The Reference Assets may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as commodities. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus a Reference Asset’s losses, and, as a consequence, the losses of your Notes, may be greater than if the either or both Reference Assets invested only in conventional securities.

•	Underperformance Risk. The performance of the Reference Assets may not replicate the performance of, and may underperform, their respective underlying indices. The Reference Assets will reflect transaction costs and fees that will reduce their relative performance. Moreover, it is also possible that either or both of the Reference Assets may not fully replicate or may, in certain circumstances, diverge significantly from the performance of their respective underlying indices.

•	An Investment in the Notes Involves Risks Associated with the Industrials Sector and the Technology Sector—Each of the Reference Assets invest substantially all of their respective assets in the stocks of companies in only one industry. The performance of companies in both the industrials sector and the technology sector are subject to a number of complex and unpredictable factors such as industry competition, government regulation and supply and demand for the products and services produced or offered by such companies. Negative developments in the industrial sector or the technology sector may have a negative effect on the securities held by the Industrials ETF or the Technology ETF, respectively, and, in turn, may have a material adverse effect on the value of the Notes.

•	The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

In addition, Barclays Wealth and Investment Management, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Notes to certain of its clients. In doing so, Barclays Wealth and Investment Management will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions for any such sales. The role of Barclays Wealth and Investment Management as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of interest, which may be adverse to such clients. Barclays Wealth and Investment Management is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you. Barclays Wealth and Investment Management is acting solely as agent for Barclays Bank PLC. If you are considering whether to invest in the Notes through Barclays Wealth and Investment Management, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. or one or more of our other affiliates may at any time hold unsold inventory (as described on the cover page of this pricing supplement), which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the Contingent Coupons (if any) that you receive on the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) increase the likelihood that you will be required to accrue income in respect of the Notes even if you do not receive any payments with respect to the Notes until redemption or maturity and (ii) require you to accrue income in respect of the Notes in excess of any Contingent Coupons received on the Notes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of any Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the value of the Reference Assets on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Assets;

•	the time to maturity of the Notes;

•	the market price and dividend rate on the common stocks held in the portfolio of each Reference Asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE REFERENCE ASSETS

General

We have derived all information contained in this pricing supplement regarding the Reference Assets, including, without limitation, their make-up, method of calculation and changes in components, from the prospectus relating to each Reference Asset, dated January 31, 2014, and other publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by the Select Sector SPDR® Trust (the “Select Sector Trust”) and SSgA Funds Management, Inc. (“SSgA FM”). Each of the Industrials ETF and the Technology ETF are investment portfolios managed by SSgA FM, the investment adviser to the Reference Assets.

The Industrials ETF is an exchange-traded fund that trades on the NYSE Arca under the ticker symbol “XLI.” The Technology ETF is an exchange-traded fund that trades on the NYSE Arca under the ticker symbol “XLK.”

The Select Sector Trust is a registered investment company that consists of nine separate investment portfolios (each, a “Select Sector SPDR® Fund”), including each of the Reference Assets. Each Select Sector SPDR® Fund is an index fund that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of general industry classifications from a universe of companies defined by the S&P 500® Index. For a description of the S&P 500® Index, please see Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.

The Select Sector Indices (each, a “Select Sector Index”) upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index. The investment objective of each Select Sector SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries, as represented by a specified market sector index.

Information provided to or filed with the SEC by the Select Sector Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Select Sector Trust or the Reference Assets, please see the prospectus for the Select Sector Trust. In addition, information about the Select Sector Trust, SSgA FM and each Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector Trust website at http://www.sectorspdrs.com. We have not undertaken any independent review or due diligence of the SEC filings related to either Reference Asset specifically or the Select Sector SPDR Funds, in general, any information contained on the Select Sector Trust website, or of any other publicly available information about either Reference Asset. Information contained on the Select Sector Trust website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective

The Industrials ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the industrials sector, as represented by the Industrials Select Sector Index.

The Technology ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the technology sector, as represented by the Technology Select Sector Index.

For additional information about the Industrials Select Sector Index and the Technology Select Sector Index, see the section entitled “The Select Sector Indices” below.

Investment Strategy

Each of the Reference Assets employ a replication strategy in attempting to approximate the performance of their respective underlying indices, which means that each Reference Asset typically invests in substantially all of the securities represented in its respective underlying index in approximately the same proportions as such underlying index. There may, however, be instances where SSgA FM may choose to overweight another stock in the a Reference Asset, purchase securities not included in the relevant underlying index that SSgA FM believes are appropriate to substitute for a security included in the relevant underlying index or utilize various combinations of other available investment techniques in seeking to track the relevant underlying index. Under normal market conditions, each Reference Asset generally invests substantially all, but at least 95%, of its total assets in the securities comprising its respective underlying index. In addition, each Reference Asset may invest in cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSgA FM). Swaps, options and futures contracts, convertible securities and structured securities may be used by a Reference Asset in seeking performance that corresponds to its underlying index and in managing cash flows. SSgA FM anticipates that, under normal circumstances, it may take several business days for additions and deletions to either the Industrials Select Sector Index or the Technology Select Sector Index, as applicable, to be reflected in the portfolio composition of the relevant Reference Asset. The Board of Trustees of the Select Sector Trust may change a Reference Asset’s investment strategy and certain other policies without shareholder approval.

There may, however, be instances where SSgA FM will utilize a sampling strategy. Sampling means that SSgA FM will use quantitative analysis to select securities, including securities in the relevant index, outside of the index and derivatives, which have a similar investment profile as the relevant index in terms of key risk factors, performance attributes and other characteristics. These include industry weightings, market capitalization, and other financial characteristics of securities.

Correlation

The Industrials Select Sector Index and the Technology Select Sector Index are each theoretical financial calculations, while the Reference Assets are actual investment portfolios. The performance of the Reference Assets and their respective underlying indices will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. For example, it may take several business days for additions and deletions to an underlying index to be reflected in the portfolio composition of the relevant Reference Asset. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.”

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by Select Sector Trust or SSgA FM. Neither the Select Sector Trust nor SSgA FM makes any representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. Neither the Select Sector Trust nor SSgA FM has any obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

The Select Sector Indices

Each of the Industrials Select Sector Index and the Technology Select Sector Index are in the family of Select Sector Indices. Specifically, the Industrials Select Sector Index and the Technology Select Sector Index are modified market capitalization-based indices that are intended to track the movements of companies that are components of the S&P 500® Index involved in the industrials sector and the technology sector, respectively, as noted above.

The Select Sector Indices are sub-indices of the S&P 500® Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the combined companies of the nine Select Sector Indices represent all of the companies in the S&P 500® Index. The industry indices are sub-categories within each Select Sector Index and represent a specific industry segment of the overall Select Sector Index. The nine Select Sector Indices seek to represent the ten S&P 500® Index sectors. BofA Merrill Lynch Research, acting as the Index Compilation Agent, determines the composition of the Select Sector Indices after consultation with S&P Dow Jones Indices LLC (“S&P”).

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

•	Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the S&P 500® Index.

•	The nine Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to one and only one of the Select Sector Indices.

•	The Index Compilation Agent assigns each constituent stock of the S&P 500® Index to a Select Sector Index. The Index Compilation Agent, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of that company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index.

•	Each Select Sector Index is calculated by S&P using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that Select Sector Index. However, under certain conditions, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to Internal Revenue Code requirements.

Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base-weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business, and should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies S&P that a Component Stock’s Select Sector Index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indices on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently.

Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

Historical Performance of Industrials Select Sector SPDR® ETF

You should not take the historical prices of the Industrials ETF as an indication of the future performance of the Industrials ETF. The price of the Industrials ETF has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of the Industrials ETF during any period shown below is not an indication that the price of the Industrials ETF is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the Industrials ETF. The actual performance of the Industrials ETF over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical prices shown below.

The table below shows the high, low and final Closing Price of the Industrials ETF for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012 and 2013 and the first, second, third and fourth calendar quarters of 2014 (through October 22, 2014). We obtained the Closing Prices listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	38.60	34.50	37.07
June 30, 2008	39.57	33.80	34.01
September 30, 2008	35.89	29.80	30.63
December 31, 2008	29.86	20.00	23.48
March 31, 2009	24.73	15.36	18.43
June 30, 2009	23.79	18.84	21.96
September 30, 2009	27.31	20.56	26.34
December 31, 2009	28.55	25.27	27.79
March 31, 2010	31.42	26.90	31.23
June 30, 2010	33.36	27.45	27.45
September 30, 2010	31.48	27.01	31.28
December 31, 2010	34.91	30.98	34.90
March 31, 2011	38.03	35.04	37.68
June 30, 2011	38.70	35.21	37.24
September 30, 2011	38.28	28.98	29.21
December 31, 2011	34.28	28.37	33.75
March 31, 2012	38.15	34.49	37.42
June 30, 2012	37.66	33.34	35.67
September 30, 2012	37.76	34.21	36.54
December 31, 2012	38.46	35.40	37.90
March 31, 2013	42.12	38.64	41.73
June 30, 2013	44.36	40.17	42.57
September 30, 2013	47.76	42.61	46.37
December 31, 2013	52.26	45.41	52.26
March 31, 2014	53.00	48.64	52.33
June 30, 2014	55.59	50.90	54.06
September 30, 2014	54.75	51.40	53.15
October 22, 2014*	52.80	49.54	52.09

*	For the period commencing on October 1, 2014 and ending on October 22, 2014

The following graph sets forth the historical performance of the Industrials ETF based on daily closing prices from January 1, 2008 through October 22, 2014. The Closing Price of the Industrials ETF on October 22, 2014 was $52.09.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Historical Performance of Technology Select Sector SPDR® ETF

You should not take the historical prices of the Technology ETF as an indication of the future performance of the Technology ETF. The price of the Technology ETF has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of the Technology ETF during any period shown below is not an indication that the price of the Technology ETF is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the Technology ETF. The actual performance of the Technology ETF over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical prices shown below.

The table below shows the high, low and final Closing Price of the Technology ETF for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012 and 2013 and the first, second, third and fourth calendar quarters of 2014 (through October 22, 2014). We obtained the Closing Prices listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	26.16	21.78	22.50
June 30, 2008	25.43	22.52	22.88
September 30, 2008	23.70	19.07	19.80
December 31, 2008	19.52	13.20	15.41
March 31, 2009	16.31	13.22	15.62
June 30, 2009	18.43	16.06	18.17
September 30, 2009	20.99	17.34	20.87
December 31, 2009	23.13	20.25	22.87
March 31, 2010	23.26	20.84	23.09
June 30, 2010	24.06	20.40	20.40
September 30, 2010	23.15	20.29	23.02
December 31, 2010	25.28	22.84	25.18
March 31, 2011	27.01	24.69	26.07
June 30, 2011	26.84	24.49	25.70
September 30, 2011	26.74	22.52	23.57
December 31, 2011	26.51	23.04	25.45
March 31, 2012	30.44	25.81	30.15
June 30, 2012	30.48	27.20	28.75
September 30, 2012	31.66	27.90	30.83
December 31, 2012	31.05	27.62	28.95
March 31, 2013	30.43	29.21	30.27
June 30, 2013	32.20	29.31	30.59
September 30, 2013	32.80	30.75	32.03
December 31, 2013	35.74	31.53	35.74
March 31, 2014	36.65	34.09	36.35
June 30, 2014	38.42	35.20	38.35
September 30, 2014	40.60	38.42	39.91
October 22, 2014*	39.71	37.21	38.48

*	For the period commencing on October 1, 2014 and ending on October 22, 2014

The following graph sets forth the historical performance of the Technology ETF based on daily closing prices from January 1, 2008 through October 22, 2014. The Closing Price of the Technology ETF on October 22, 2014 was $38.48.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent have agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.